Exhibit 10.1

AGREEMENT
This AGREEMENT, dated as of September 13, 2016 (this “Agreement”), is by and among Frequency Electronics, Inc., a Delaware corporation (the “Company”), the entities and natural persons listed on Schedule A hereto (collectively, the “Privet Group”) and their Affiliates (as defined below).
WHEREAS, General Joseph P. Franklin, a member of the Company’s Board of Directors (the “Board”), intends to resign from the Board;
 WHEREAS, following General Franklin’s resignation, the Board intends to (i) increase the size of the Board from seven (7) to eight (8) members and (ii) appoint the Director Designees as directors to fill the two (2) vacancies resulting from General Franklin’s resignation and the increase in Board size, each with a term expiring at the 2016 Annual Meeting;
WHEREAS, on the date hereof the Privet Group Economically Owns (as defined below) the interests in shares, each with a $1.00 par value, of the Company’s common stock (the “Common Stock”) specified on Schedule A of this Agreement; and
WHEREAS, the Company and the Privet Group have agreed that it is in their mutual interest to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
REPRESENTATIONS
SECTION 1.1          Authority; Binding Agreement.  (a)  The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter of the Company or the bylaws of the Company, or any stock exchange rule or regulation, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is or are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.
(b)          Each member of the Privet Group represents and warrants that this Agreement and the performance by such member of the Privet Group of its obligations hereunder (i) has been duly authorized, executed and delivered by the Privet Group and such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in any member of the Privet Group (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of any member of the Privet Group, as amended, or any provision of any agreement or other instrument to which any member of the Privet Group or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.
SECTION 1.2           Interests in Common Stock.  The members of the Privet Group hereby represent and warrant to the Company that, as of the date hereof, they and their Affiliates are, collectively, the Economic Owners of such number of shares of Common Stock as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A hereto, and none of the members of the Privet Group or any of their Affiliates Economically Own any other securities of the Company.  During the Standstill Period (as defined below), the Privet Group shall promptly (and in any event within three business days) notify the Company in writing (a) upon the Privet Group, together with its Affiliates, selling or disposing of an amount of Physical Shares (as defined below) equal to the First Trigger Percentage (as defined below) and (b) upon the Privet Group, together with its Affiliates, becoming the Economic Owners, in the aggregate, of more than 14.9% of the then outstanding shares of Common Stock (based, in the case of this clause (b), on the number of outstanding shares of Common Stock most recently indicated by the Company as outstanding in (x) any of the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or definitive proxy statement on Schedule 14A, in each case as filed by the Company with the Securities and Exchange Commission (the “SEC”) or (y) a written notice by the Company to the Privet Group); provided, however, that the Company acknowledges and agrees that the timely filing of a Form 4 by the members of the Privet Group with the SEC in accordance with Section 16 of the Exchange Act (as defined below) shall constitute written notice to the Company.  At any time during the Standstill Period during which the members of the Privet Group are not subject to Section 16 of the Exchange Act, the Privet Group shall, upon written request of the Company (which request shall not be made more than twice during any quarterly period), promptly (and no later than five business days after the request is received) provide the Company with a written report specifying the number of shares of Common Stock Economically Owned, in the aggregate, by the Privet Group together with its Affiliates, as of the close of business on the date immediately preceding the receipt of such request.

SECTION 1.3          Defined Terms.  For purposes of this Agreement
(a)          The term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that the term “Affiliate” shall not include any portfolio or operating company of the Privet Group for which all of the following conditions are satisfied: (i) whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), (ii) as to which the Privet Group and its Affiliates own less than a majority of the total voting power of all outstanding voting securities and do not have representatives or designees who occupy a majority of the seats on the board of directors or other similar governing body of such portfolio or operating company and do not otherwise control (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) such portfolio or operating company, and (iii) to which no non-public information about the Company has been made available by the Director Designee or any member of the Privet Group or their Affiliates.  For purposes of this Agreement, the Privet Group, on the one hand, and the Company, on the other, shall not be deemed to be Affiliates of each other.
(b) References to “Annual Meeting” mean the Company’s annual shareholders’ meeting.
(c) The terms “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 (“Rule 13d-3”) promulgated by the SEC under the Exchange Act.  The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.
(d)          The term “Director Designees” shall mean each of General Lance Lord and Mr. Ryan Levenson, or any replacement agreed upon by the Company and the Privet Group in accordance with and subject to Section 2.1(b).
(e)          “Extraordinary Matter” means (i) any merger, consolidation, share exchange, recapitalization, or other business combination, in each case as a result of which the holders of the Common Stock of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) or (ii) any liquidation, dissolution or sale of all or substantially all of the assets of the Company, in each case referred to in (i) or (ii) that is subject to approval by the shareholders of the Company.  For the avoidance of doubt, “Extraordinary Matter” does not include a proxy contest or consent solicitation with respect to the election of directors.
 (f)          “Final Trigger Event” means the first date on which the Privet Group, together with its Affiliates, do not own, in the aggregate the Second Trigger Percentage.
(g)          “First Trigger Event” means the first date on which the Privet Group, together with its Affiliates, do not own, in the aggregate the First Trigger Percentage.
(h)          “First Trigger Percentage” means Beneficial Ownership by the Privet Group of Physical Shares of 70% or less of the aggregate number of Physical Shares Beneficially Owned by the Privet Group as of the date of this Agreement due to any sale or disposition of shares of Common Stock after the date of this Agreement.

(i)          “Physical Shares” means, with respect to a person or entity, shares Beneficially Owned by such person or entity as to which such person or entity directly or indirectly has voting and investment power and which are held either of record by such person or entity or through a broker, dealer, agent, custodian or other nominee that is the holder of record of such shares.  For the avoidance of doubt, it is understood that (i) “Physical Shares” shall not include shares Beneficially Owned by such person or entity solely as a result of the operation of (x) clauses (i) and (ii) of Section 1.3(c) or (y) Rule 13d-3(d)(1)(i)(A)-(B), and (ii) the fact that shares are held in a margin account or are pledged as collateral pursuant to customary loan documentation shall not result in such shares not being considered Physical Shares unless and until such shares are liquidated pursuant to a margin call or otherwise foreclosed upon by the applicable broker, lender or other third party.
(j)          “Second Trigger Percentage” means Beneficial Ownership by the Privet Group of Physical Shares of 50% or less of the aggregate number of Physical Shares Beneficially Owned by the Privet Group as of the date of this Agreement due to any sale or disposition of shares of Common Stock after the date of this Agreement.
(k)          The “Standstill Period” means the period from the date of this Agreement through the earliest of:
 (1) thirty days prior to the first day of the notice period specified in the advance notice provision applicable to the Company’s 2018 Annual Meeting (whether pursuant to applicable law or regulation or the Company’s charter or bylaws, each as may hereafter be amended);
(2) if the Company has materially breached this Agreement (including by failing to appoint either Director Designee to serve as a director of the Board with a term expiring at the 2016 Annual Meeting in violation of this Agreement, or failing to appoint the mutually agreed replacement to either Director Designee in accordance with and subject to Section 2.1(b), and within the timeframe set forth in Section 1.3(k)(4) if such replacement has been mutually agreed during such timeframe), the date that the Privet Group delivers to the Company written notice of termination of the Standstill Period specifying this Section 1.3(k)(2), provided that, if such material breach can be cured, such notice will be effective and such termination of the Standstill Period shall occur only if (A) such notice of termination is delivered to the Company on or after the 10th calendar day following the receipt by the Company of written notice from the Privet Group describing the Company’s breach of this Agreement in reasonable detail and (B) the Company, at the time of delivery of such notice of termination, has failed to cure such breach;
(3) if either Director Designee is removed from the Board (but not including removal of the Director Designee (A) following such Director Designee’s failure to resign in accordance with Section 2.1(a), (B) in connection with such Director Designee’s required resignation pursuant to Section 2.1(a) or Section 3.1(b), or (C) under the circumstances described in Section 1.3(k)(4)(A)), the date (on or after the date of such removal) on which the Privet Group delivers to the Company written notice of termination of the Standstill Period specifying this Section 1.3(k)(3); or

(4) if both (A) either then-current Director Designee voluntarily resigns as a director  of the Company or is unable to serve as a director of the Company as a result of his or her death or incapacity or any removal for cause and (B) the Board fails to appoint pursuant to Section 2.1(b) the replacement to the Board within 60 calendar days following the date that the prior Director Designee ceased to be a director of the Company if such replacement has been selected and approved during such timeframe, the date (on or after the expiration of such 60 calendar days) on which the Privet Group delivers to the Company written notice of termination of the Standstill Period specifying this Section 1.3(k)(4).
(l)          “Trigger Event Resignation Date” means any date on which a resignation of a Director Designee, due to the occurrence of a First Trigger Event or a Final Trigger Event, takes effect.

ARTICLE II
COVENANTS
SECTION 2.1 Directors.
(a)  As promptly as practicable following the date of the Company’s next Board meeting and, in any event, on or before September 30, 2016, General Joseph P. Franklin shall resign from the Board and the Company agrees that the Board and all applicable committees of the Board shall take all actions necessary to (i) increase the size of the Board from seven (7) to eight (8) directors, (ii) appoint the Director Designees as directors of the Company to serve on the Board with a term expiring at the 2016 Annual Meeting and shall appoint one Director Designee to the Audit Committee and the other Director Designee to the Compensation Committee, subject to Section 2.1(b), and (iii) include the Director Designees on the Company’s slate of nominees for the election of directors at the 2016 Annual Meeting and recommend and solicit proxies for the election of the Director Designees at the 2016 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2016 Annual Meeting.  The members of the Privet Group agree that (i) one of its two Director Designees will resign as a member of the Board (and all committees thereof) if five or more calendar days have elapsed since the First Trigger Event and the Board has requested in writing the Director Designee’s resignation, in which case the resignation shall take effect at the time the Board has delivered such request to the Director Designee and the Privet Group and (ii) all of its Director Designees will resign as members of the Board (and all committees thereof) if five or more calendar days have elapsed since the Final Trigger Event and the Board has requested in writing the Director Designee(s)’s resignation(s), in which case the resignation(s) shall take effect at the time the Board has delivered such request to the Director Designee and the Privet Group.  By entering into this Agreement, each Director Designee hereby irrevocably agrees to resign as a member of the Board (and all committees thereof) on the earlier of (x) the Trigger Event Resignation Date, and (y) the date that the Board delivers a written request to the Director Designee and the Privet Group for the Director Designee’s resignation under the circumstances described in, and in accordance with, Section 3.1(b).  If the Standstill Period has not expired on the first day of the advanced notice period for shareholders to nominate directors for election at the Company’s 2017 Annual Meeting, unless the Board determines in good faith that doing so would violate the Board’s fiduciary duties under applicable law, the Board shall nominate the Director Designees for election to the Board at the 2017 Annual Meeting and will recommend and solicit proxies for the election of the Director Designees at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2017 Annual Meeting.  The Board and the Company shall have no obligation to nominate any Director Designee for election at the Company’s 2018 Annual Meeting.   The Company further agrees that without the unanimous approval of the Board, including each Director Designee, the size of the Board shall not exceed nine (9) directors following the 2016 Annual Meeting and prior to the 2018 Annual Meeting; however, in the event a ninth (9th) director is added to the Board at any time prior to the 2018 Annual Meeting, such director shall be mutually agreed upon by the Company and the Privet Group.
(b)          In the event (without regard to any termination of the Standstill Period pursuant to Sections 1.3(k)(2) or 1.3(k)(4)) that any Director Designee (i) voluntarily resigns as a director of the Company or (ii) is unable to serve as a director of the Company due to death or incapacity or due to any removal for cause, the Privet Group shall be entitled to recommend a substitute person(s) to fill the resulting vacancy, subject to the approval of a majority of the directors serving on the Board which are not Director Designees or otherwise affiliated with the Privet Group (collectively, the “Unaffiliated Directors”), it being understood that the Unaffiliated Directors cannot unreasonably withhold their consent to such a replacement candidate and that a good faith belief that a replacement candidate’s appointment would not be in the best interest of the Company or its business does not constitute an unreasonable withholding of consent, and the Board’s good faith customary due diligence process, including review of a directors’ and officers’ questionnaire, background check and interviews. In the event the Unaffiliated Directors do not accept a substitute person recommended by the Privet Group, the Privet Group will have the right to recommend additional substitute person(s) for consideration by the Unaffiliated Directors. Upon the approval of a replacement Director Designee by the Unaffiliated Directors acting in good faith, the Board will take such actions as necessary to appoint such replacement Director Designee to the Board no later than five business days after the Unaffiliated Directors’ approval of such replacement Director Designee.  It is understood that no person may be a Director Designee unless he or she has executed (i) a joinder to this Agreement with respect to the obligations set forth in the second sentence of Section 2.1(a) and Section 3.1(b), and (ii) enters into a confidentiality agreement having substantially the same terms as any confidentiality agreement entered into by the previous Director Designee.
(c)  Security Clearance.  Each party hereto shall use its reasonable best efforts to ensure that each Director Designee obtains, from the Defense Security Service of the U.S. Department of Defense (or other appropriate agency), a security clearance at the “Secret” level (the “Security Clearance”) as soon as reasonably practicable following the execution of this Agreement or the nomination of a replacement Director Designee, as the case may be. Each Director Designee will use its good faith efforts to maintain his or her Security Clearance after it is obtained.  Any Director Designee who does not obtain or maintain his or her Security Clearance shall not be permitted to access the Company’s Classified Information (as determined by a majority of directors who have Security Clearance; provided, however, if General Lord disagrees with such determination, it shall be submitted to an independent, mutually agreed upon qualified person for decision) or to participate in those portions of Board meetings at which

Company Classified Information (as determined by a majority of directors who have Security Clearance; provided, however, if General Lord disagrees with such determination, it shall be submitted to an independent, mutually agreed upon qualified person for decision) is discussed.
SECTION 2.2          Voting Provisions.   During the Standstill Period, each member of the Privet Group shall cause, and shall cause its respective Affiliates to cause, all shares of Common Stock or any rights, warrants, options or other securities convertible into or exchangeable for shares of Common Stock or any other securities of the Company for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of shareholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (iii) in accordance with the recommendations by the Board on all other proposals of the Board set forth in the Company’s proxy statements; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election or removal of directors), the Privet Group shall be permitted to vote in accordance with ISS or Glass Lewis recommendation; provided, further, that if a proposal with respect to any Extraordinary Matter is presented, the Privet Group may vote in its sole discretion with respect to such matter. Each member of the Privet Group shall also cause, and shall cause its respective Affiliates to cause, all shares of Common Stock for which they have the right to vote to be present for quorum purposes and to be voted in accordance with this Section 2.2 at each of the 2016 Annual Meeting, the 2017 Annual Meeting or at any adjournments or postponements thereof.  Not later than five (5) business days prior to each of the 2016 Annual Meeting and 2017 Annual Meeting, each member of the Privet Group shall vote in accordance with this Section 2.2 and shall not revoke or change any such vote.
SECTION 2.3          Actions by the Privet Group.  Each member of the Privet Group agrees that, during the Standstill Period, it shall not, and shall cause its Affiliates not to, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly:
(a)          purchase or cause to be purchased or otherwise acquire or agree to acquire Economic Ownership of any Common Stock, if in any such case, immediately after the taking of such action the Privet Group, together with their respective Affiliates, would, in the aggregate, Economically Own more than 14.9% of the then outstanding shares of Common Stock; provided, that any securities of the Company granted or awarded to General Lance Lord in his capacity as a director of the Company shall not be counted toward the 14.9% Economic Ownership limitation;
(b)          form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with one or more Affiliates (other than portfolio or operating companies) of the Privet Group with respect to the shares of Common Stock acquired in compliance with paragraph (a) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement (it being understood that the holding by persons or entities of shares of Common Stock in accounts or through funds not managed or controlled by the Privet Group or any Affiliate of the Privet Group shall not give rise to a violation of this Section 2.3(b) solely by virtue of the fact that such persons or entities, in addition to holding such shares in such manner, are investors in funds and accounts managed by the Privet Group or any of its Affiliates and, in their capacity as such, are or may be deemed to be members of a “group” with the Privet Group within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock; provided there does not exist as between such persons or entities, on the one hand, and the Privet Group or any of its Affiliates, on the other hand, any agreement, arrangement or understanding with respect to any action that would otherwise be prohibited by this Section 2.3);
(c)          solicit proxies, designations or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Common Stock, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the Rules promulgated thereunder), other than solicitations or acting as a “participant” in support of the recommendations of the Board;
(d)          (i) seek to call, request the call of, or call a special meeting of the shareholders of the Company, or make or seek to make a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company or in connection with any action by consent in lieu of a meeting, (ii) make a request for a list of the Company’s shareholders, (iii) seek election to the Board or seek to place a representative on the Board (other than as expressly set forth in Section 2.1 and Section 2.2), (iv) seek the removal of any director from the Board, or (v) otherwise acting alone or in concert with others, seek to control or publicly influence the governance or policies of the Company;
(e)          propose, offer or participate in (i) any effort to acquire the Company or any of its subsidiaries or any material assets or operations of the Company or any of its subsidiaries, (ii) any effort to engage in a  transaction or enter into any agreement that would result in Economic Ownership by any person or entity (whether or not member of the Privet Group) or group (as defined in Section 13(d)(3) of the Exchange Act) of more than 14.9% of the outstanding shares of Common Stock at any time or outstanding voting power of the Company at any time (excluding securities granted or awarded to Mr. Levenson in his capacity as a director of the Company), (iii) any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or “change in control” (as such term is used in Item 6 of Schedule 14A) transaction involving the Company or any of its subsidiaries, or (iv) any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its subsidiaries or any material portion of their businesses;

(f)          publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Section 2.2 or Section 2.3, or otherwise (i) publicly seek in any manner to obtain any waiver,  consent under, or amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity or enforceability of Section 2.2 or Section 2.3 or publicly seek a release from the restrictions or obligations contained in Section 2.2 or Section 2.3 (it being understood, however, that the Privet Group may make confidential requests to the Board to amend, modify or waive any provision of Section 2.2 or Section 2.3, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Privet Group and is made by the Privet Group in a manner that does not require the public disclosure thereof by the Company, the Privet Group or any other person);
(g)          make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations on behalf of the Board), (ii) in support of any matter described in paragraph (d) above, or (iii) concerning any potential matter described in paragraph (e) above; or
(h)          enter into any discussions, negotiations, agreements or understandings with any person or entity (other than the persons or entities set forth on Schedule A) with respect to the foregoing, or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.
In the event the Company has announced or entered into a binding agreement providing for, or has recommended that its shareholders support, an Extraordinary Matter, the provisions of this Section 2.3 shall not operate to prevent the Privet Group from proposing or taking any actions in furtherance of, or consummating, a competing Extraordinary Matter, provided that all of the other provisions of this Agreement shall continue in full force and effect.
Notwithstanding anything herein to the contrary, nothing in this Section 2.3 shall be deemed to in any way restrict or limit: (i) a Director Designee, in his or her capacity as a member of the Board, from confidentially (A) expressing or advocating for his or her views to the Company, the Board, officers of the Company, other directors, representatives and advisors of the Company or at Board meetings, (B) voting in his or her capacity as a director or (C) taking any action in his or her capacity as a director of the Company required by his or her fiduciary duties to the Company; (ii) the Privet Group or its Affiliates from (A) discussing any matter privately with the Company, the Board, officers of the Company or any directors of the Company solely to the extent that, without the prior written consent of the Company, such discussions (1) are not publicly disclosed, and would not reasonably be expected to require public disclosure, (including, without limitation, in any document or report filed with the SEC) by the Privet Group or any Affiliate of the Privet Group at or around the time such discussions take place, and (2) are not reasonably expected to require public disclosure (including, without limitation, in any document or report filed with the SEC) by the Company at or around the time such discussions take place, (B) voting their shares of Common Stock on any matter brought before the shareholders of the Company without violation of this Section 2.3 in any manner that they choose, other than as expressly provided in Section 2.2, (C) selling or tendering any shares of Common Stock, including in response to a Company or third-party tender offer or exchange offer, or (D) buying any shares of Common Stock other than as expressly provided in Section 2.3(a) (and Section 2.3(h) to the extent relating to Section 2.3(a)); or (iii) the Director Designee or the Privet Group from communicating, on a confidential basis, with attorneys, accountants or financial advisors (excluding any advisor who has taken, takes or is expected by the Privet Group to take, any action that if taken by the Privet Group would violate Section 2.3), or as otherwise required by law.
In the event that, within a thirty day period, both (A) the Privet Group sells or otherwise disposes of all Physical Shares of Common Stock owned by the Privet Group and (B) both Director Designees voluntarily resign as directors of the Company, then, upon written notice received by the Company from the Privet Group following such events the Standstill Period shall terminate, solely with respect to the obligations set forth in Sections 2.3(a), 2.3(b), 2.3(e) and 2.3(g)(iii), on the earlier to occur of (unless otherwise earlier terminated in accordance with Section 1.3(k)) (x) the first anniversary of the date of such notice and (y) thirty days prior to the first day of the notice period specified in the advance notice provision applicable to the Company’s 2018 Annual Meeting (whether pursuant to applicable law or regulation or the Company’s charter or bylaws, each as may hereafter be amended).  For the avoidance of doubt, unless otherwise earlier terminated in accordance with Section 1.3(k), all other obligations contained in Section 2.3 shall continue in accordance with the terms of this Section 2.3 until thirty days prior to the first day of the notice period specified in the advance notice provision applicable to the Company’s 2018 Annual Meeting (whether pursuant to applicable law or regulation or the Company’s charter or bylaws, each as may hereafter be amended).
SECTION 2.4          Additional Representations and Agreements by the Parties.
(a)          The Privet Group acknowledges and agrees that the Company will file a current report on Form 8-K or Annual Report on Form 10-K that describes this Agreement. The Company acknowledges and agrees that the Privet Group will file an amendment to its Schedule 13D reporting the entry into this Agreement. The relevant disclosure in such filings shall be consistent with the press release described in Section 2.5 and the terms of this Agreement, and shall each be in form and substance reasonably acceptable to the Company and the Privet Group.
(b)          The Company acknowledges that:
(i)          as of the date of this Agreement, each Director Designee qualifies as an “independent director”  for purposes of the Nasdaq Stock Market Rules; and

(ii)          for purposes of determining whether each Director Designee is in compliance with any stock ownership guidelines of the Company relating to the amount of shares of Common Stock required to be owned by the Company’s directors, the Physical Shares of Common Stock Beneficially Owned by the Privet Group together with their Affiliates shall be included in any such determination.

(c)          During the Standstill Period, the Privet Group shall not, and the Privet Group shall cause its respective Affiliates not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press or media, or in any SEC filing, any statement or announcement that is negative with respect to or disparages, the Company, partners, officers, directors or employees or the Company’s businesses, operations, strategic plans or strategic direction.  During the Standstill Period (without regard to any termination of the Standstill Period pursuant to Sections 1.3(g)(2) or 1.3(g)(4)), neither the Company, its Affiliates nor any of their respective officers, directors or employees shall, make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing, any statement or announcement that is negative with respect to or disparages, any member of the Privet Group, its Affiliates or any of their respective officers, directors, members or employees.  The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or if the comments or statements of the type covered by this Section 2.4(c) are required to be made by law or regulation by either party.
SECTION 2.5          Publicity.  Promptly after the execution of this Agreement, the Company will issue a mutually agreeable press release substantially in the form attached hereto as Schedule B.
ARTICLE III
OTHER PROVISIONS
SECTION 3.1          Specific Performance; Remedies. (a)  Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.
(b)          Notwithstanding any other section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that any member of the Privet Group shall have materially breached this Agreement and shall not have cured such breach within 15 calendar days following receipt of written notice describing such breach in reasonable detail from the Company, either or both Director Designees shall, upon the written request of the Board, resign as members of the Board, such resignation to be effective as of the time the Board has delivered such request to the Director Designees and the Privet Group.
(c)          Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
SECTION 3.2          Entire Agreement.  This Agreement (together with any confidentiality agreement(s) entered into by any Director Designee) contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.  No rights under this Agreement shall be deemed waived absent a written waiver by the party granting the waiver.
SECTION 3.3          Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:
if to the Company:
Frequency Electronics, Inc.
55 Charles Lindbergh Blvd.
 Mitchel Field, New York 11553
Facsimile:          (516) 794-4340
Attention: Martin Bloch, Chief Executive Officer
with a copy to:
Greenberg Traurig, LLP
200 Park Ave.
New York, New York 10166
Facsimile: (212) 805-5555
Attention: Dennis J. Block, Esq.

if to the Privet Group:
Privet Fund LP
79 West Paces Ferry Road
Suite 200B
Atlanta, Georgia 30305
Facsimile: (678) 999-5908
 Attention: Ryan Levenson
with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
 Facsimile: (212) 451-2222
Attention: Steve Wolosky
                    Aneliya Crawford

Bryan Cave LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, NW
Atlanta, Georgia 30309
Facsimile: (404) 420-0787
 Attention: Rick Miller

SECTION 3.4          Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.
SECTION 3.5          Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other parties in order to effectuate fully the purposes, terms and conditions of this Agreement.
SECTION 3.6          Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  The rights and obligations under this Agreement may not be transferred without the consent of the other parties and any transfer in violation of this sentence shall be null and void.
SECTION 3.7          Fees and Expenses.  Concurrently with the execution of this Agreement, the Board shall authorize the reimbursement to the Privet Group of up to $50,000 of the reasonable and documented third party advisor expenses (including expenses incurred by the Privet Group’s financial and legal advisors) with respect to the Privet Group’s investment in the Company, and any other expenses incurred by the Privet Group in connection with this Agreement and related matters (collectively, the “Expenses”), and such reimbursement shall be paid to the Privet Group within five business days of the date the Expenses are submitted. Except for the Expenses provided for herein, neither the Company, on the one hand, nor the Privet Group, on the other hand, will be responsible for any costs, fees or other expenses of the other in connection with this Agreement or any event leading thereto.
SECTION 3.8          Counterparts; Miscellaneous.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The headings used herein are for convenience only and the parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement.  Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa.   Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.   If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the remaining provisions do not fundamentally alter the relations among the parties.
SECTION 3.9          Interpretation.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.
COMPANY: FREQUENCY ELECTRONICS, INC. By: /s/ Name: Martin Bloch Title: Chief Executive Officer

PRIVET GROUP: PRIVET FUND LP
By: Privet Fund Management LLC,
Its General Partner

By: /s/
Name: Ryan Levenson
Title: Managing Member

PRIVET FUND MANAGEMENT LLC

By: /s/
Name: Ryan Levenson
Its: Managing Member

Ryan Levenson

General Lance Lord

SCHEDULE A
As of September 13, 2016, the Privet Group Economically Owns, in the aggregate, 1,043,947 shares of Common Stock.

The persons and entities that own such shares and the number of shares that they Economically Own are set forth below.

Person or Entity	Shares of Common Stock Economically Owned
Privet Fund LP	990,164 (consisting of shares of Common Stock owned directly)
Privet Fund Management LLC	1,043,947 (consisting of 53,783 shares of Common Stock owned directly and 990,164 shares of Common Stock owned directly by Privet Fund LP)
Ryan Levenson	1,043,947 (consisting of 53,783 shares of Common Stock owned directly by Privet Fund Management LLC and 990,164 shares of Common Stock owned directly by Privet Fund LP)
General Lance Lord	0 shares of Common Stock

SCHEDULE B
[Press Release]